Exhibit 99.1

TO OUR SHAREHOLDERS

The past year was an outstanding one for Live Nation. We continued to successfully execute our strategic plan, generating improved performance across our core business and positioning our organization for growth over the long term.

Despite a challenging economic environment, millions of fans continue to attend live concerts to support their favorite artists. In 2008, our 22,000 concerts were attended by over 52 million fans, a 32% increase in events and a 12% increase in attendance compared to 2007. We currently believe that our concert activities in 2009 will match the levels we achieved in 2008. This will represent a considerable achievement given the state of the global economy and our robust performance in 2008. Our show lineup remains robust, with a roster of major artists including U2, Madonna, Jonas Brothers, Nickelback, Coldplay and AC/DC, among others.

Three years ago, we began a mission aimed at transforming a declining and fragmented live entertainment company into a vertical live music growth company. That mission had three prongs:

1)	Divesting non-core assets, a process now 90% completed.

2)	Strengthening our core North American Music business through a combination of organic growth drivers and more effective cost management. Over three years, revenues in this segment have grown over 65%.

3)	Vertically expanding into the online/ticketing e-commerce business to sell more tickets. In December 2008, Livenation.com became a full-service ticketing site for our owned and/or operated venues – powered by our ticketing platform.

We are excited about the opportunities that lie ahead for Live Nation. Our integrated platform is now complete and our ticketing business is progressing according to plan. We remain optimistic about our long-term growth potential given the strength we are seeing across our business and our intense focus on execution. Over the next year we are focused on executing four priorities:

•	increasing liquidity and deleveraging;

•	maximizing occupancy in our pipe by attracting the best touring artists in the world;

•	monetizing the pipe through sponsorship, onsite revenues and monetizing ticket sales;

•	growing our online/e-commerce business to maximize ticket sales, online advertising and bundled products.

On February 10, 2009, we announced that we had entered into a definitive merger agreement with Ticketmaster Entertainment, Inc. to create the world’s premier live entertainment company. We believe the merger will accelerate the execution of our vision and strategy to build a more efficient concert sales and distribution company.

Live Nation is taking this step in the conviction that the proposed transaction will create a stronger financial profile, better positioning us to serve artists and fans and drive improved shareholder value over the long term.

Finally, we would like to take this opportunity to thank our shareholders, employees and the artists and fans we serve for their tremendous dedication and support of Live Nation. We look forward to updating you on our progress as the year unfolds.

/s/ Michael Rapino
Michael Rapino
President and Chief Executive Officer

June 15, 2009
www.livenation.com